Filed Pursuant to Rule 433 Registration statement No. 333-140456 Dated November 13, 2008

Equity Index-Linked Notes (Linked to the MSCI EAFE Index)

November 13, 2008

Final Terms

Issuer:	Eksportfinans ASA

Underlying Index:	MSCI EAFE Index (Bloomberg symbol, “MXEA”)

Face Amount:	Each note will have a face amount equal to $1,000

$5,020,000 in the aggregate for all the offered notes

We may decide to sell additional notes after the Trade Date but prior to the Settlement Date at an issue price (and underwriting discount and net proceeds) that differs from the Original Issue Price.

Specified Currency:	United States dollar (“$” or “USD”)

Original Issue Price:	100% of Face Amount

Denominations:	$1,000, and integral multiples of $1,000 in excess thereof

Trade Date:	November 13, 2008

Settlement Date:	November 28, 2008

Maturity Date:	May 28, 2010, unless postponed due to a non-business day

Determination Date:	May 14, 2010, unless postponed due to a market disruption event or non- trading day

Initial Index Level:	1146.00

Final Index Level:	To be determined on the Determination Date

Index Return:	The result of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a positive or negative percentage.

Payment Amount:	On the maturity date, you will receive an amount in cash per note equal to:

If the final index level is greater than or equal to the cap level,

the maximum settlement amount

If the final index level is greater than the initial index level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of
(i) the $1,000 face amount times (ii) the participation rate times
(iii) the index return

If the final index level is equal to or less than the initial index level but greater than or equal to the buffer level,

the $1,000 face amount

Goldman, Sachs & Co.	1

If the final index level is less than the buffer level,

the sum of (1) the $1,000 face amount plus (2) the product of
(i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the index return plus the buffer percentage. In this case, the payment amount you will receive at maturity shall be
less than the principal amount you invested in the notes
and you may lose a significant portion or even all of your
investment in the notes.

Participation Rate:	150%

Cap Level:	123.05% of the Initial Index Level

Maximum Settlement Amount:	134.575% of the Face Amount

Buffer Level:	80% of the Initial Index Level (equal to a -20% index return)

Buffer Rate:	The quotient of the Initial Index Level divided by the Buffer Level, which equals 125%

Buffer Percentage:	20%

No interest:	The notes will not bear interest

No listing:	The notes will not be listed on any securities exchange or interdealer market quotation system

Issuer Rating:	Aaa (negative outlook) (Moody's)/AA+ (negative outlook) (Standard & Poor's)/AAA (F.IBCA)

Calculation Agent:	Goldman, Sachs & Co.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)

CUSIP:	282649839

ISIN:	US2826498394

Net Proceeds to Issuer:	99.75% of the Face Amount

Underwriting Fee:	0.25%

Time of Trade:	9:56 am EST, November 13, 2008

Disclaimers

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by The Goldman Sachs Group, Inc. and its affiliates. These securities, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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